Exhibit 10.12

SENIOR EXECUTIVE SEVERANCE AGREEMENT

AGREEMENT dated as of                          , 20     between The Ryland Group, Inc., a Maryland corporation (the “Corporation”), and                                       (the “Executive”).

The purpose of this Agreement is to ensure that the Corporation will receive the continued dedication, loyalty, and service of, and the availability of objective advice and counsel from, the Executive notwithstanding the possibility, threat or occurrence of a bid or other action to take over control of the Corporation.

In consideration of the services provided by the Executive and the covenants and agreements contained herein, and for other good and valuable consideration the sufficiency of which is acknowledged, the Corporation and the Executive agree as follows:

1.             Termination After a Change of Control. The following payments and benefits will be provided to the Executive by the Corporation (in addition to any compensation or benefits to which the Executive may otherwise be entitled under any other agreement, plan or arrangement with the Corporation, other than a plan, policy or other arrangement providing for payments due to severance of employment) in the event of a Termination of Employment (as hereinafter defined) of the Executive during a Change of Control Period (as hereinafter defined) of the Corporation:

1.1           Lump Sum Cash Payment.  On or before the Executive’s last day of employment with the Corporation or any successor corporation, the Corporation or any successor corporation will pay the Executive, as an amount earned for services rendered, a pro rata bonus through the date of Termination of Employment.  Also, on or before the Executive’s last day of employment with the Corporation or any successor corporation, the Corporation or any successor corporation will pay the Executive a lump sum cash payment equal to two (2) times the highest Annual Compensation (as hereinafter defined) for any of the three (3) calendar years immediately preceding the date of Termination of Employment.  For purposes of this Section 1.1, the pro-rata bonus shall be an amount equal to the target annual bonus for the year in which the Termination of Employment occurs and, in the absence of a specified target annual bonus for such year, the highestbonus earned by the Executive within the three (3) calendar years immediately preceding the date of Termination of Employment, in either case pro rated for the period served during the year in which the Termination of Employment occurs.

1.2           Accelerated Vesting and Supplemental Pavments.  All rights, awards and benefits of the Executive provided pursuant to the TRG Incentive Plan and any other incentive or bonus plans of the Corporation in which the Executive participates prior to the Change of Control shall immediately vest in full and the Executive shall receive the amount of these rights, awards and benefits in a cash lump sum payment, or other form of compensation as provided in accordance with the applicable benefit, document or plan, within thirty (30) days of the date of Termination of Employment or, if later, upon the earliest date as may be permitted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), without the imposition of additional taxes or interest penalties under Section 409A.

1.3           Insurance and Other Special Benefits.  The Executive’s participation in the life, accident and health insurance, employee welfare benefit plans (as defined in the Employee Retirement Income Security Act of 1974), personal health services allowance, and health and social club benefits provided to the Executive prior to the Change of Control (collectively, the “Benefits”) shall be continued or equivalent benefits provided by the Corporation or any successor corporation or affiliate of such successor corporation (the “Responsible Corporation”), at the Responsible Corporation’s expense, for a period of two (2) years from the date of the Executive’s Termination of Employment.  If for any reason the Responsible Corporation is unable to continue the Benefits, as required by the preceding sentence, the Responsible Corporation shall pay to the Executive a lump sum cash payment equal to the value of the Benefits which the Responsible Corporation is unable to provide.  Notwithstanding anything herein to the contrary, in no event shall the aggregate present value of the Benefits to be provided under this Section 1.3, as determined as of the date of the Executive’s Termination of Employment in the discretion of the Responsible Corporation applying reasonable assumptions, exceed an amount (the “Benefits Threshold”) equal to ninety-nine hundredths (0.99) times the highest Annual Compensation (as hereinafter defined) for any of the three (3) calendar years immediately preceding the date of Termination of Employment.  In the event that the aggregate present value of the Benefits to be provided under this Section 1.3 would, but for the preceding sentence, exceed the Benefits Threshold, the Executive shall determine which such Benefit or Benefits shall be reduced or forgone to comply with the limitation set forth in the preceding sentence.

1.4           Relocation Assistance.  Should the Executive move his residence in order to pursue professional or career opportunities within two (2) years after the date of the Executive’s Termination of Employment, he will be reimbursed by the Responsible Corporation for any expenses incurred in that relocation, including taxes payable on the reimbursement, as well as any reduction in value from the original purchase price of the Executive’s residence.  Benefits under this paragraph will include assistance in and payment of all costs and commissions related to selling the Executive’s home, moving costs as well as all other assistance and benefits which are provided by the Corporation under its relocation plan as in effect immediately prior to the Change of Control.  All payments made pursuant to this Section 1.4 shall be made consistent with, and within the permissible timeframe under, the reimbursement arrangements provisions under Section 409A.

1.5           Stock Rights.  All stock options, stock appreciation rights, stock purchase rights, restricted stock, restricted stock units, performance shares, performance units, and any similar rights which the Executive holds shall become fully vested and be exercisable on the date of Termination of Employment.

1.6           Outplacement Assistance.  The Executive shall be reimbursed by the Responsible Corporation for the costs of all outplacement services obtained by the Executive within the two (2) year period after the date of the Executive’s Termination of Employment provided the total reimbursement shall be limited to an amount equal to twenty-five percent (25%) of the Executive’s Annual Compensation for the calendar year immediately preceding the date of the Executive’s Termination of Employment.  All payments made pursuant to this Section 1.6 shall be made consistent with, and within the permissible timeframe under, the reimbursement arrangements provisions under Section 409A.

1.7           Definitions.

(i)            A “Change of Control” shall take place on the date of the earlier to occur of any of the following events:

(a)           The acquisition by any person, other than the Corporation or any employee benefit plan of the Corporation, of beneficial ownership of twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding voting securities;

(b)           The first purchase under a tender offer or exchange offer, other than an offer by the Corporation or any employee benefit plans of the Corporation, pursuant to which shares of common stock have been purchased;

(c)           During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by stockholders of the Corporation of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period; or

(d)           Approval by stockholders of the Corporation of a merger, consolidation, liquidation or dissolution of the Corporation, or the sale of all or substantially all of the assets of the Corporation.

(ii)           “Annual Compensation” shall mean the sum of the annual base salary paid or earned and annual bonus paid or earned, even though paid in a subsequent year, by the Executive and all amounts credited to the Executive, vested and unvested, under any incentive compensation or other benefit or compensation plans in which the Executive participates during a calendar year.  In the event the Executive has not been employed by the Corporation for a complete calendar year, the determination of Annual Compensation shall involve a pro forma projection of annual base salary, annual bonus and amounts that are projected to be credited, vested and unvested, under any incentive compensation or other benefit or compensation plans in which the Executive participates.

(iii)          A “Termination of Employment” shall take place in the event that the Executive’s employment is terminated (a) by the Corporation without Cause (as hereinafter defined) or (b) by the Executive with Good Reason (as hereinafter defined).

(iv)          “Cause” shall mean (a) the Executive’s willful and continued failure substantially to perform the material duties of his or her position (other than as a result of disability, as defined in Section 22(e)(3) of the Internal Revenue Code, or as a result of termination by the Executive for Good Reason) after written notice to the Executive by the Board specifying such failure, provided that such “Cause” shall have been found by a majority vote of the Board after at least ten (10) days’ written notice to the Executive specifying the failure on the part of the Executive and after an opportunity for the Executive to be heard at a meeting of the Board and take corrective action to remedy or eliminate such failure; (b) any willful act or omission by the Executive constituting dishonesty, fraud or other malfeasance, and any act or omission by the Executive constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Corporation and is proven by independently verified evidence of such conduct; or (c) the Executive’s conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Corporation conducts business.

(v)           “Good Reason” shall mean (a) the Executive is assigned any duties or responsibilities that are inconsistent in any respect with his position, duties, responsibilities or status prior to a Change of Control Period, (b) the Corporation requires the Executive, without his or her consent, to be based at a location which is more than fifty (50) miles from the

Executive’s then current primary residence, (c) the Executive’s base salary, bonus or any other benefits, incentive compensation or compensation plans are reduced, or (d) the Executive experiences in any year a reduction in the ratio of the Executive’s incentive compensation, bonus or other such payments to his base compensation, or a reduction in the method of calculation of the Executive’s incentive compensation, bonus or other such payments if these benefits or payments are calculated other than as a percentage of base salary.  An isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive shall be excluded.

(vi)          A “Change of Control Period” shall mean the period of time commencing with the date of a Change of Control or on which the Company becomes aware of or enters into any discussions or negotiations that could involve a Change of Control or a proposed transaction which could result in a Change of Control, and ending on the first to occur of: (a) two (2) years after the effective date of the Change of Control, or (b) the date on which the proposed Change of Control is no longer discussed or proposed to occur.

1.8           Subsequent Imposition of Excise Tax.  If it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of the payments to the Executive is considered to be an “excess parachute payment,” subject to the excise tax under Section 4999 of the Internal Revenue Code, the Executive shall be entitled to receive a lump sum cash payment sufficient to place the Executive in the same net after-tax position, computed by using the “Special Tax Rate” as such term is defined below, that the Executive would have been in had such payment not been subject to such excise tax, and had the Executive not incurred any interest charges or penalties with respect to the imposition of such excise tax.  For purposes of this Agreement, the “Special Tax Rate” shall be the highest effective Federal and state marginal tax rates applicable to the Executive in the year in which the payment contemplated under this Section 1.8 is made.

2.             General.

2.1.          Indemnification.  If litigation shall be brought to enforce or interpret any provision contained herein, then, provided that the Executive prevails to any extent, the Corporation shall reimburse or indemnify the Executive for the Executive’s reasonable attorneys’ fees, expenses and disbursements incurred in such litigation, including costs of enforcement.

2.2           Dispute Resolution.  Either the Executive or the Corporation may elect to have any good faith dispute or controversy arising under or in connection with this

Agreement settled by binding arbitration, by providing written notice of such election to the other party, specifying the nature of the dispute to be arbitrated.  If arbitration is selected, such proceeding shall be conducted before a panel of three (3) arbitrators sitting in a location agreed to by the Corporation and the Executive within fifty (50) miles from the location of the Executive’s principal place of employment in accordance with the rules of the American Arbitration Association.  Judgment may be entered on the award of the arbitrators in any court having competent jurisdiction.  If the Executive prevails to any extent in any arbitration seeking to enforce the provisions of this Agreement, the Executive shall be entitled to reimbursement by the Corporation of all expenses, including reasonable legal fees and expenses, and costs and disbursements incurred as a result of such dispute or legal proceeding, including costs of enforcement.

2.3           Payment of Obligations Absolute.  The Responsible Corporation’s obligation to pay the compensation and to make the arrangements provided in this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including any offset, counterclaim, recoupment, defense or other right which the Responsible Corporation may have against the Executive or anyone else, provided, however, that as a condition to payment of amounts under this Agreement, the Executive shall execute a general release and waiver, in form and substance reasonably satisfactory to the Responsible Corporation, of all claims relating to the Executive’s employment by the Corporation and the termination of such employment, including, but not limited to, discrimination claims, employment-related tort claims, contract claims and claims under this Agreement (other than claims with respect to benefits under the Corporation’s tax-qualified retirement plans or continuation of coverage or benefits solely as required by Part 6 of Title I of the Employee Retirement Income Security Act of 1974).  All amounts payable by the Responsible Corporation shall be paid without notice or demand.  Each and every payment made by the Responsible Corporation shall be final, and the Responsible Corporation will not seek to recover all or any part of such payment.  The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under this Agreement, and the obtaining of any other employment shall not result in a reduction of the Responsible Corporation’s obligations to make the payments, benefits and arrangements required to be made under this Agreement.

2.4           Continuing Obligations.  The Executive shall retain in confidence any confidential information known to him concerning the Corporation, its subsidiaries and their respective businesses so long as such information is not publicly disclosed.

2.5           Successors.  This Agreement shall be binding upon and inure to the benefit of the Executive and his estate, and the Corporation and any successor of the Corporation or affiliate of a successor to the Corporation, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the

Executive.  All references in this Agreement to the Corporation shall include its subsidiaries and affiliates and any successors, affiliates of successors or assigns of the Corporation. Any successor of the Corporation shall be deemed substituted for all purposes of the “Corporation” under the terms of this Agreement.  As used in this Agreement, the term “successor” shall mean any person, firm, corporation or business entity or affiliate thereof which at any time, whether by merger, purchase or otherwise, directly or indirectly acquires all or substantially all of the assets or the business of the Corporation, including any entity that shall be the surviving corporation in a merger with the Corporation or the acquiring person or affiliate of the acquiring person in an acquisition of the Corporation and/or of all or substantially all of its business or assets, regardless of whether such transaction constitutes a Change of Control.  In all cases, the Corporation, Responsible Corporation or successor shall remain jointly and severally liable for all obligations hereunder.

2.6           Severability.  Any provisions in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

2.7           Controlling Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland.

2.8           Modification.  This Agreement shall not be varied, altered, modified, canceled, changed or in any way amended except by mutual agreement of the Executive and the Corporation in a written instrument executed by the Executive and the Corporation.  The Corporation and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A.

2.9           Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter described herein and supercedes any prior written agreement between the parties regarding such subject matter.  Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the subject matter described herein shall be void and ineffective for all purposes.

2.10         Tax Withholding.  The Corporation may withhold all federal, state, city or other taxes required pursuant to any law or governmental regulation or ruling.

2. 11        Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provision of this Agreement, which shall remain in full force and effect and be interpreted so as to effect the original intent of the parties to this Agreement to the end that the obligations and agreements contained herein are fulfilled.

2.12         Delay of Payment Pursuant to Section 409A.  Should any of the payments made to the Executive in accordance with Section 1 of this Agreement be determined to be payments from a nonqualified deferred compensation plan, as defined by Section 409A, then notwithstanding anything in this Agreement to the contrary, these payments will be made on the first business day that is six (6) months after the Executive’s separation from service, as defined by Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE RYLAND GROUP, INC.	EXECUTIVE

R. Chad Dreier, President and Chief
Executive Officer

ATTEST:

Timothy J. Geckle, Secretary